EXHIBIT 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that the statement on Schedule 13D with respect to the Common Stock of A123 Systems, Inc., dated as of August 27, 2012 is, and any amendments thereto (including amendments on Schedule 13G) signed by each of the undersigned shall be, filed on behalf of each of us pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934.

WANXIANG GROUP CORPORATION

By:	/s/ Guanqiu Lu
Name:	Guanqiu Lu
Title:	Chairman of the Board

WANXIANG AMERICA CORPORATION

By:	/s/ Pin Ni
Name:	Pin Ni
Title:	President

WANXIANG MANAGEMENT DEVELOPMENT INCENTIVE FOUNDATION

By:	/s/ Guanqiu Lu
Name:	Guanqiu Lu
Title:	President and Chairman of the Board

GUANQIU DEVELOPMENT FOUNDATION

By:	/s/ Guanqiu Lu
Name:	Guanqiu Lu
Title:	Sole Owner

GUANQIU LU

/s/ Guanqiu Lu

August 27, 2012